Exhibit VIII

Financial information

January–August 2014

(unaudited)

Nordic Investment Bank	Financial information January–August 2014

13 October 2014

Nordic Investment Bank	Financial information January–August 2014

Key figures

(in EUR million unless otherwise specified)	Aug 2014*	Aug 2013*	Dec 2013
Net interest income	159	166	244
Profit/loss	148	153	217
Loans disbursed	1,159	1,039	1,922
Loans agreed	1,277	859	1,810
Loans outstanding	14,820	14,804	14,667
Guarantee commitments	—	—	—
New debt issues	2,714	3,356	4,080
Debts evidenced by certificates	19,747	19,386	18,421
Total assets	24,657	24,562	23,490
Equity/total assets (%)	11.9	11.3	12.1
Profit/average equity (%)	7.7	8.4	7.9
Number of employees (average during year)	185	182	183

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2014

Comments on NIB’s financial figures January–August 2014

The European recovery was again interrupted in recent months–this time as rising geopolitical tensions cooled business confidence. With global growth lacking key engines, Nordic exports and business investment have been lacklustre.

Despite the difficult investment environment, the demand for NIB financing remained stable. A slight decrease in the Bank’s profit, totalling EUR 148 million (Jan–Aug 2013: EUR 153 million), reflected the pressure of margins on NIB’s net interest income. Impairments remained low and amounted to EUR 9 million.

During the period, the Bank’s lending activities developed satisfactorily and according to plan. Twenty-two new loans were agreed with borrowers, with an aggregate amount of approximately EUR 1,277 million, up from EUR 859 million during the same period a year ago. Loan disbursements totalled EUR 1,159 million (Jan–Aug 2013: EUR 1,039 million). Energy and the environment was the biggest disbursement sector, accounting for 38% of all disbursement for the period.

In January–August 2014, NIB issued new funding transactions for a total amount of EUR 2.7 billion, which accounts for nearly 80% of the Bank’s annual funding programme. In April, NIB launched a five-year global USD 1 billion benchmark transaction. In addition, the Bank issued 29 public and private transactions in eight different currencies.

Interest rates in the Nordic-Baltic region look set to stay very low for an extended period. Amid fragile confidence due to elevated uncertainty, business investment is not expected to pick up substantially in the coming months.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–August 2014

Statement of comprehensive income

EUR 1,000

	Jan–Aug 2014*	Jan–Aug 2013*	Jan–Dec 2013
Interest income	258,208	274,400	404,179
Interest expense	-99,056	-108,304	-159,975
Net interest income	159,152	166,096	244,204

Commission income and fees received	6,844	7,284	10,199
Commission expense and fees paid	-1,655	-1,985	-2,454
Net profit/loss on financial operations	20,365	11,984	19,840
Foreign exchange gains and losses	117	-196	-384
Operating income	184,823	183,183	271,404

Expenses
General administrative expenses	24,824	23,471	35,217
Depreciation	2,350	2,380	3,592
Impairment of loans	9,182	4,596	15,385
Total expenses	36,356	30,447	54,194

PROFIT/LOSS FOR THE PERIOD	148,467	152,736	217,210

Total comprehensive income	148,467	152,736	217,210

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2014

Statement of financial position

EUR 1,000

		31 Aug 2014*	31 Aug 2013*	31 Dec 2013
ASSETS

Cash and cash equivalents		2,402,564	2,680,721	1,757,616
Financial placements
Placements with credit institutions		6,101	4,891	5,741
Debt securities		5,377,073	5,125,509	5,343,419
Other		22,686	20,789	24,247
		5,405,859	5,151,188	5,373,407
Loans outstanding		14,820,390	14,804,079	14,666,747
Intangible assets		5,332	4,753	5,111
Tangible assets, property and equipment		28,828	29,099	29,640

Other assets
Derivatives		1,662,106	1,539,265	1,308,990
Other assets		21,882	26,498	30,279
		1,683,988	1,565,763	1,339,269
Accrued interest and fees receivable		309,728	326,290	318,151
TOTAL ASSETS		24,656,690	24,561,894	23,489,941

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		558,396	732,462	372,402
Long-term amounts owed to credit institutions		—	—	—
		558,396	732,462	372,402

Debts evidenced by certificates
Debt securities issued		19,670,661	19,312,133	18,346,651
Other debt		76,175	73,937	73,906
		19,746,837	19,386,070	18,420,557

Other liabilities
Derivatives		1,189,856	1,424,726	1,615,146
Other liabilities		9,874	10,859	8,094
		1,199,730	1,435,585	1,623,240
Accrued interest and fees payable		227,373	241,364	242,855
Total liabilities		21,732,336	21,795,480	20,659,054

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		686,325	686,325	686,325
General Credit Risk Fund		1,275,041	1,112,831	1,112,831
Special Credit Risk Fund PIL		395,919	395,919	395,919
Profit/loss for the period		148,467	152,736	217,210
Total equity		2,924,354	2,766,413	2,830,887

TOTAL LIABILITIES AND EQUITY		24,656,690	24,561,894	23,489,941

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2014

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit/loss for the period	Total

Equity at 31 December 2012	418,602	686,325	955,626	395,919	0	0	0	209,205	2,665,677
Appropriations between reserve funds			157,205			52,000		-209,205	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-52,000			-52,000
Comprehensive income for the period 1/1–31/8/2013								152,736	152,736

Equity at 31 August 2013	418,602	686,325	1,112,831	395,919	0	0	0	152,736	2,766,413
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment									0
Comprehensive income for the period 1/9–31/12/2013								64,474	64,474

Equity at 31 December 2013	418,602	686,325	1,112,831	395,919	0	0	0	217,210	2,830,887
Appropriations between reserve funds			162,210			55,000		-217,210	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-55,000			-55,000
Comprehensive income for the period 1/1–31/8/2014								148,467	148,467

Equity at 31 August 2014	418,602	686,325	1,275,041	395,919	0	0	0	148,467	2,924,354

*	Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto

Nordic Investment Bank	Financial information January–August 2014

Cash flow statement

EUR 1,000

	Jan-Aug 2014*	Jan-Aug 2013*	Jan-Dec 2013
Cash flows from operating activities
Profit/loss from operating activities	148,467	152,736	217,210
Adjustments:
Unrealised gains/losses of financial assets held at fair value	-24,920	-8,440	-13,500
Depreciation and write-down in value of tangible and intangible assets	2,350	2,380	3,592
Change in accrued interest and fees (assets)	8,353	25,585	33,724
Change in accrued interest and fees (liabilities)	-15,482	-23,075	-21,584
Impairment of loans	9,182	4,596	15,385
Adjustment to hedge accounting	780	-1,715	-2,294
Other adjustments to the period’s profit	-935	-1,953	-1,820
Adjustments, total	-20,673	-2,622	13,503

Lending
Disbursements of loans	-1,158,972	-1,039,312	-1,921,755
Repayments of loans	1,220,000	1,010,055	1,818,766
Capitalisations, redenominations, index adjustments etc.	-67	-183	-686
Exchange rate adjustments	-98,986	222,413	414,332
Lending, total	-38,025	192,973	310,656

Cash flows from operating activities, total	89,769	343,086	541,369
Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-1,736,478	-1,364,824	-2,437,468
Sold and matured debt securities	1,765,432	1,470,656	2,310,584
Placements with credit institutions	-360	-700	-1,550
Other financial placements	1,350	2,472	1,222
Exchange rate adjustments etc.	-19,318	9,036	27,783
Placements and debt securities, total	10,625	116,640	-99,429

Other items
Acquisition of intangible assets	-1,122	-1,506	-2,440
Acquisition of tangible assets	-636	-425	-1,602
Change in other assets	11,477	1,083	172
Other items, total	9,719	-848	-3,870

Cash flows from investing activities, total	20,344	115,792	-103,300
Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	2,713,977	3,355,774	4,079,958
Redemptions	-2,489,998	-2,735,604	-3,776,926
Exchange rate adjustments	915,276	-1,022,764	-1,608,276
Debts evidenced by certificates, total	1,139,254	-402,593	-1,305,244

Other items
Long-term placements from credit institutions	—	-15,222	-15,222
Change in swap receivables	-283,859	441,008	638,041
Change in swap payables	-453,334	292,876	459,022
Change in other liabilities	1,781	1,462	-1,304
Dividend paid	-55,000	-52,000	-52,000
Paid-in capital and reserves	—	—	—
Other items, total	-790,412	668,123	1,028,537

Cash flows from financing activities, total	348,842	265,530	-276,706

CHANGE IN CASH AND CASH EQUIVALENTS, NET	458,955	724,408	161,363

Opening balance for cash and cash equivalents, net	1,385,213	1,223,851	1,223,851

Closing balance for cash and cash equivalents, net	1,844,168	1,948,259	1,385,213
Additional information to the statement of cash flows
Interest income received	266,631	299,985	437,903
Interest expense paid	-114,539	-131,379	-181,559

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2013 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2014

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int